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China Energy Recovery Reports 2008 First Quarter Results of Subsidiary Poise Profit, Formerly Independently Operated Company

First Quarter - Consolidated Revenue Increases 106.3% to $4.18 Million - Net Income Increases to $713K

LOS ANGELES, CA and SHANGHAI, CHINA - May 23, 2008 - China Energy Recovery, Inc. (OTCBB: CGYV) (“China Energy Recovery”), today announced 2008 first quarter financial results of its wholly-owned subsidiary, Poise Profit International Limited (“Poise Profit” and collectively with China Energy Recovery, the “Company”). Prior to the consummation of the Share Exchange Agreement among China Energy Recovery, Poise Profit and the shareholders of Poise Profit on April 15, 2008 (the "Share Exchange"), Poise Profit was an independently operated company. Poise Profit reported an increase of 106% in consolidated revenue over the same period in 2007, with sales of $4.18 million and a net income of $712,711.

After closing of the Share Exchange, the Company is emerging as an international leader in the design and construction of heat-energy recovery systems for a variety of sectors including the chemical, petrochemical, refining, paper and steel industries, with primary operations in Shanghai, China. The Company announced the receipt of $8.5 million of outside financing earlier this year and intends to use the net proceeds of that financing to accelerate growth of its operations through its wholly-owned subsidiary, HAIE Hi-tech Engineering (Hong Kong) Company, Limited ("Hi-tech"). Hi-tech is ramping its production efforts in order to deliver upon existing orders from a rapidly growing domestic and global customer base.

"We're encouraged by the increase we're seeing in our earnings relative to our order backlog, which is up significantly from last year," stated China Energy Recovery’s Chief Executive Officer, Mr. Wu Qinghuan, "We are confident that with our recent financing that is helping us raise our capacity output capability, and with our commitment for customer orders that we expect to increase through 2008 and beyond, China Energy Recovery will continue to grow and provide a valuable alternative energy solution for China and the rest of the world."

China Energy Recovery's financial results for the period ended March 31, 2008 (prior to taking into account the closing of the Share Exchange and the acquisition of Poise Profit) were previously reported on the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 19, 2008. China Energy Recovery's Form 10-Q therefore did not include the financial results of Poise Profit for the period ended March 31, 2008 since the closing of the Share Exchange occurred on April 15, 2008. As a result, the Company filed a Current Report on Form 8-K today to report the financial results of Poise Profit for the period ended March 31, 2008 (prior to taking into account the closing of the Share Exchange and the acquisition of Poise Profit).

What is Energy Recovery?

Industrial facilities and power plants release significant amounts of excess heat into the atmosphere in the form of hot exhaust gases or high pressure steam. Energy Recovery is the process of recovering vast amounts of that wasted energy and converting it into usable electricity, dramatically lowering energy costs. Energy Recovery also captures the majority of carbon emissions and other harmful pollutants that would otherwise be released into the environment. It is estimated that Energy Recovery systems installed in US industrial facilities could produce up to 20% of US electricity needs without burning any additional fossil fuel, and could help many industries to meet stringent environmental regulations.

About China Energy Recovery, Inc. ("CER")

CER is an international leader in energy recovery systems, with a primary focus on the Chinese market. CER's technology captures industrial waste energy to produce low-cost electrical power, enabling industrial manufacturers to reduce their energy costs, shrink their emissions footprint, and generate sellable emissions credits. CER has deployed its systems throughout China and in such international markets as: Egypt, Turkey, Korea, Vietnam and Malaysia. The Company focuses on numerous industries in which a rapid payback on invested capital is achieved by its customers, including: chemical, petro-chemicals, refining (including Ethanol refining), coke processing, and the manufacture of paper, cement and steel. CER continues to invest in R&D and plans to build China's first state-of-the-art energy recovery system research and fabrication facility to allow it to meet the increased demand for its products and services. For more information on CER, please visit: http://www.chinaenergyrecovery.com/s/Home.asp. Information on CER's website does not comprise a part of this press release.

Forward-Looking Statement Disclaimer

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company and may not materialize, including, without limitation, the efficacy and market acceptance of the Company's products and services, the Company's ability to achieve acceptable levels of sales and margins for its products and services and the Company's ability to finance its operations and growth. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements, except as required by law. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC, including the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 21, 2008.

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